Exhibit 99.1

Spectrum Brands Refutes Claims Made By Energizer

ATLANTA, July 28, 2008 – (SPC: NYSE) Spectrum Brands ("Spectrum") responded today to a patent infringement lawsuit initiated by Energizer Holdings, Inc. and Eveready Battery Co., Inc. ("Energizer") in the U.S. District Court for the Western District of Wisconsin. Spectrum strongly refutes the claims made by Energizer, which allege that Rayovac's new Rayovac® Lithium® batteries, which compete with Energizer® e2® Lithium® batteries, infringe two of Energizer's U.S. patents.

Spectrum will vigorously defend itself against the complaint.

Spectrum has recently introduced its lithium product at retail in an effort to provide consumers with a lower cost alternative. Sales of lithium batteries are not expected to have a material impact on the Spectrum's 2008 or 2009 financial results.

About Spectrum Brands, Inc.
Spectrum Brands is a global consumer products company and a leading supplier of consumer batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insect control products, personal care products and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac®, Varta®, Remington®, Tetra®, Marineland®, Nature's Miracle®, Dingo®, 8-In-1®, Spectracide®, Schultz®, Cutter®, Repel®, and HotShot®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated fiscal year 2007 net sales of $2.6 billion. The Company's stock trades on the New York Stock Exchange under the symbol SPC.

Investor Contact:
Carey Skinner
DVP Investor Relations, Spectrum Brands
770-829-6208

Media Contact:
Sard Verbinnen & Co for Spectrum Brands
Kara Findlay 212-687-8080
or Matt Benson 415-618-8750